Exhibit 99.1



                                  SAUCONY, INC.
                               13 Centennial Drive
                          Peabody, Massachusetts 01960



                                                 April 3, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

         Re:      Confirmation of Arthur Andersen Representations

Ladies and Gentlemen:

     This letter confirms that Saucony, Inc. (the "Company") has received from Arthur Andersen LLP ("Andersen"), the independent public accountant engaged by the Company to examine the Company's financial statements that are included in the Annual Report on Form 10-K to which this letter is filed as an exhibit, a representation letter addressed to the Company and stating that:

o the audit conducted by Andersen was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards; and

o there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                 Very truly yours,

                                 SAUCONY, INC.



                                 By:____________________________
                                      Michael Umana
                                      Senior Vice President
                                      Chief Operating and Financial Officer
                                      Treasurer